Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into effective the 11th day of September, 2007, by and between WESTERN SIZZLIN CORPORATION (“Company”), and Robyn B. Mabe (“Executive”).

WHEREAS, Company is a corporation organized under the laws of the State of Delaware, with its principal place of business in Roanoke, Virginia; and

WHEREAS, Executive is now and desires to continue to be employed by the Company on the terms set forth in this Agreement; and

WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention, and dedication of members of the Company’s management, including Executive, to their assigned duties without distraction.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained in this Agreement and other good and valuable consideration, the parties agree as follows:

1.             Duties and Obligations.  The Company and Executive agree that Executive shall serve as Vice President and Chief Financial Officer of the Company and its wholly-owned subsidiaries. Such duties and powers shall be consistent with those normally expected of persons holding similar positions.  Executive’s duties, however, are subject to reasonable modifications based on future developments of the Company.

2.             Compensation and Bonus.  Executive’s base salary is at the current rate of $125,000 per annum. Executive’s base salary will be determined by the Board, but shall not be less than $125,000 per annum.  Executive’s base salary shall be paid in twenty-six (26) equal bi-weekly payments.

In addition to base salary, Executive will be eligible to receive an annual bonus, determined annually by the Board of Directors of Company.

3.             Benefits.  In addition to salary, Executive shall be entitled to participate in benefit plans which Company adopts and offers to employees, subject to the same terms, conditions and eligibility requirements as other Company employees, including, without limitation health insurance, and retirement, whether pension or profit sharing, plans.  Executive’s participation under any group insurance programs, retirement plans, or other benefit programs, shall be subject to the applicable terms and conditions of the particular plans or programs.

4.             Term and Termination. The term of this Agreement shall be one (1) year from the date hereof.  Unless otherwise terminated in accordance with this Agreement, the Agreement shall automatically renew for subsequent one year terms (“Renewal Terms”) unless either party provides written notice of termination to the other party more than 30 days in advance of the beginning of any Renewal Term.

Executive’s employment shall be terminated only in one of the following ways:

A.                                   At any time by mutual written agreement of both parties to this Agreement; or

B.                                     Upon thirty (30) days written notice from the Company to Executive; or

C.                                     Automatically and immediately should one of the following events occur:

1.                                       Death.  Executive dies; or

2.                                       Disability.  Executive becomes totally and permanently disabled, meaning Executive’s inability for a period of three (3) months, to perform her duties contemplated by this Agreement, such that she does not constitute a Qualified Individual with a Disability under the terms of the Americans with Disabilities Act of 1990.  Such total and permanent disability shall be determined by the Company based on medical and other evidence satisfactory to it; or

D.                                    For Cause.  At any time by the Company, by written notice to Executive, terminating this Agreement and discharging Executive for Cause, as defined in this section of this Agreement.

1.                                       Cause.    Termination by the Company of Executive’s employment for “Cause” means:

i.                                          Executive has materially breached this Agreement.  A material breach of this Agreement shall include but shall not be limited to a habitual or repeated neglect of Executive’s duties (illness, injury or incapacity of the Executive, or Executive’s failure to meet the performance criteria established for and communicated to Executive, in writing, by the

                                                Company shall not constitute “Cause”);

ii.                                       Executive has breached her duty of loyalty to the Company;

iii.                                    Executive has committed an act of gross negligence, in connection with the performance of her duties that is injurious to the business of the Company;

iv.                                   Executive has committed an act of gross misconduct relating to her employment or the Company’s business, including, but not limited to, theft or embezzlement of the Company’s property or money, or an act of fraud against the Company;

v.                                      Executive is convicted of a felony, or a crime involving moral turpitude.

2.                                       If Company believes Cause exists, as defined herein, a written notice will be delivered to Executive by the Chairman of the Board or of the Compensation Committee, that specifically identifies the manner in which the Chairman believes that Executive has given the Company Cause for termination of Executive’s employment, and giving Executive an opportunity for Executive, together with Executive’s counsel, to be heard before the Board of Directors of the Company.  The meeting of the Board of Directors shall not be sooner than fifteen (15) calendar days from the date of the written notice and shall be at a location determined by the Board of Directors, or via telephone, in either case within the discretion of the Board.  After granting Executive the opportunity to be heard, the Board of Directors of the Company may then make a finding that, in the good faith opinion of a majority of the Board of Directors the Executive acted (or failed to act when she should have acted) in a manner constituting Cause as defined herein, and specifying the particulars of that finding.  Following the opportunity for the Executive, together with the Executive’s counsel, to be heard, the Board of Directors may excuse the Executive from any further Board of Directors’ proceeding where the finding is discussed or made.  Pending an opportunity for Executive, together with Executive’s counsel, to be heard before the Board of Directors of the Company, Executive may be immediately placed upon an indefinite suspension without pay and shall be required to immediately leave the Company’s premises.  In the event that a majority of the Board of Directors (excluding the Executive if she is then a

Director), do not find that Executive acted (or failed to act when she should have acted) in a manner constituting Cause as defined herein, then Executive shall be reimbursed for any compensation lost during said suspension.

In the event Executive’s employment is terminated at any time by mutual written agreement of both parties, voluntarily terminated by Executive, automatically and immediately terminated upon Executive’s death or total and permanent disability, or terminated for “Cause”, as defined in this Agreement, then following termination, Executive shall not be entitled to payment of further compensation (whether salary or bonus) or benefits of any type (other Executive’s right to “vested” benefits under the Company’s benefit plans or continuing insurance coverage under the Company’s Health Benefit Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at Executive’s sole expense) under this Agreement.  In the event Executive’s employment is terminated by the Company without “Cause,” as defined in this Agreement, then Executive shall be entitled to a Severance Benefit as set forth in Section 5, below.  If the Company terminates this Agreement without Cause, the Company shall have the right at its option, to require Executive to immediately leave the Company’s premises.

In the event that Employee is successful in subsequently challenging the Company’s final determination to terminate her employment for Cause, her damages shall be limited solely to that compensation she would have received hereunder had her employment been terminated without Cause.  To the maximum extent permitted by law, the Company shall not be liable for any special, incidental, indirect, consequential, punitive, or exemplary damages, whether based upon contract, tort, negligence, short liability, or otherwise, even if the Company has been advised of the possibility of such damages.

5.                                      Severance for Termination Without Cause.  In the event that the Company terminates Executive’s employment at any time, upon thirty (30) days’ written notice, without Cause and not under circumstances amounting to a Change in Control, then Executive’s sole remedy shall be payment of the following “Severance Benefit”.

A.                                   If the Company terminates this Agreement without Cause, the Company shall have the right at its option, to require Executive to immediately leave the Company’s premises; provided, that the Company shall be obligated to pay (as additional severance) Executive’s base salary during the 30-day notice period.

B.                                     Executive shall be entitled to a severance payment in an amount equal to six (6) months base salary at the rate then in effect.  If the Company terminates this Agreement without Cause, the Company shall have the right at its option, to require Executive to immediately leave the Company’s premises; provided, that the

Company shall be obligated to pay (as additional severance) Executive’s base salary during the 30-day notice period.

C.                                     Executive shall not be entitled to, and shall not receive any cash bonus paid for any year in which the termination occurs, on a pro rata basis or otherwise.  The base salary portion of the severance shall be payable, at the Executive’s option, in a lump sum or in equal monthly installments consistent with the Company’s ordinary payroll practices.

D.                                    In the event Executive elects continuing insurance coverage under the Company’s Health Benefit Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following any Termination Without Cause, then, in addition to payment of salary as set forth above, the Company shall reimburse Executive for all premiums paid by Executive for said continuation coverage for a period of six (6) months.

6.                                      Severance for Termination in Connection with Change in Control.

A.                                   Change in Control.

The Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control exists, and that possibility, along with the uncertainty and questions which may arise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.  In order to induce Executive to remain in its employ, the Company agrees to provide Executive the payments and benefits described in this Agreement if Executive’s employment with the Company is terminated subsequent to a “Change in Control” of the Company as defined in Section 6B, under the circumstances described in Section 6C.

B.                                     Definition of Change in Control.

For purposes of this Agreement, a Change in Control of the Company means the occurrence of any of the following events during the period in which this Agreement remains in effect.  A Change in Control will be deemed to occur on the date the event occurs:

1.                                       Change in Voting Power. Any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Company, or any Subsidiary, or any entity beneficially owned by any of the foregoing) beneficially own (as defined in Rule 13(d)-3 under the Exchange Act) without Board approval or consent, directly or indirectly, at least thirty percent (30%) of the total voting power of the Company entitled to vote generally for the election of the Board.

2.                                       Change in Board of Directors. Either:

i.                                          the Current Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a “Current Director” means any member of the Board as of the date of this Agreement, and any successor of a Current Director whose election or nomination for election by the Company’s stockholders was approved by at least a majority of the Current Directors then on the Board); or

ii.                                       at any meeting of the stockholders of the Company called for the purpose of electing Directors, a majority of the persons nominated by the Board for election as Directors fail to be elected; or

3.                                       Liquidation, Merger or Consolidation. The stockholders of the Company approve:

i.                                          a plan of complete liquidation of the Company; or

ii.                                       an agreement providing for the merger or consolidation of the Company (i) in which the Company is not the continuing or surviving corporation (other than consolidation or merger with a wholly owned subsidiary of the Company in which all shares outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (ii) pursuant to which the shares are converted into cash, securities or other property, except a consolidation or merger of the Company in which the holders of the shares immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger, or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or

4.                                       Sale of Assets. The stockholders of the Company approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

C.                                     Termination Following Change in Control.

If any of the events described in Section 6B constituting a Change in Control occur, Executive will be entitled to the payments and benefits provided for in Section 6D if a subsequent termination of Executive’s employment occurs within one (1) year from the date of that Change in Control, unless that termination is otherwise pursuant to Section 4C or D.

Those payments and benefits will be in lieu of any severance payments Executive would otherwise receive in accordance with Section 5 of this Agreement.

D.                                    Payments and Benefits Upon Certain Terminations Following a Change in Control.

If within one (1) year following the Change in Control, Executive’s employment is terminated other than for Death, Disability or Cause, then the following provisions will apply:

1.                                       Compensation Through Date of Termination. The Company will pay Executive within thirty (30) days after termination:

i.                                          Any unpaid amount of Executive’s base salary through the Date of Termination; and

ii.                                       With respect to any year then completed, any unpaid amount of her bonus accrued to Executive.

2.                                       Additional Severance. In lieu of any further salary and bonus payments to Executive for periods subsequent to the date of termination, or other severance payments, the Company will pay as severance pay to Executive the additional sum equal to:  Executive’s annual base salary as of the date of Change in Control, or as of the date of termination, whichever is greater.

The severance pay provided for in this Section 6D shall be transferred to a “Rabbi Trust,” effective as of the Date of Termination, and paid to Executive in twelve (12) equal monthly installments commencing on the first day of the next month following the date of termination, and on the first day of each subsequent month, until fully paid.

3.                                       Benefit Plans.  In the event of a Change in Control, unless Executive’s employment is terminated for Cause, the

Company will, at the Company expense, maintain in full force and effect for Executive’s continued benefit, for a period of one (1) year following the date of termination, the health, dental, disability and other welfare benefits, plan, programs and arrangements substantially equivalent to the most valuable coverage provided under any plan maintained by the Company from time to time during such period.  In addition, Executive will continue to be provided during the one (1) year following the date of termination, with the same life insurance coverage maintained on her life immediately prior to the date of termination.  These benefits shall be reduced by the amount of similar benefits provided to Executive during such period by a subsequent employer, as determined solely by the Board.  For the purposes of enforcing this offset provision, Executive shall notify the Board as to the terms and conditions of any subsequent employment and the corresponding benefits received pursuant thereto, and shall provide, or cause to provide the Board, correct, complete, and timely information concerning the same.

4.                                       No Mitigation Required.  Executive will not be required to mitigate the amount of any payment provided for in this Section 6D by seeking other employment or otherwise, nor will the amount of any payment provided for in this Section 6D be reduced by any compensation earned by Executive as the result of employment with another employer after the date of termination or otherwise, except for a reduction in benefits as set forth in subsection 3.

5.                                       Tax Gross-up Payment.  If any payments or benefits provided pursuant to this Section 6D are subject to an excise tax on an “excess parachute payment” under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), or any successor provision of the Code, or are subject to an excise or penalty tax under any similar provision of any other revenue system to which Executive may be subject, the Company will provide a gross-up payment to Executive in order to place Executive in the same after-tax position Executive would have been in had no excise or penalty tax become due and payable under Code Section 4999 (or any successor provision) or any similar provision of another revenue system.  No gross-up payment will be made for any excise or penalty tax attributable to any stock options granted to Executive, or for any other payments or benefits provided to Executive under other sections of this Agreement.

7.             Working Facility.

Executive will perform her services hereunder at the principal office of the Company, located in Roanoke, Virginia, except as travel to other locations is warranted by the business of the Company.  The Company shall provide Executive with such office space, secretarial help, and other facilities and services as may be suitable to her position and appropriate for the performance of her duties.

8.             Modification and Waiver.

No provision of this Agreement may be modified, waived or discharged unless that waiver, modification or discharge is agreed to in writing by Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

9.             Severability.

If any one or more of the provisions of this Agreement, including but not limited to Section 12 hereof, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

10.          Counterparts.

This Agreement may be executed in two or more identical counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

11.          Arbitration.

Except for the rights and duties of the parties set forth in Section 12 of this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Roanoke, Virginia, according to the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid for all periods up to the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

12.          Restrictive Covenant.

A.                                   Need for Protection.  Executive acknowledges that, because of her senior executive position with the Company, her knowledge of the affairs of the Company and her relations with its suppliers and customers, she could do serious damage to the financial welfare of the Company, should she compete or assist others in competing with the business of the Company.  Accordingly, the parties agree as follows:

B.                                     Confidential Information.

1.                                       Non-Disclosure.  Except as the Company may permit or direct in writing, during the term of this Agreement and thereafter, Executive agrees that she will never disclose to any person or entity any confidential or proprietary information, knowledge, or data of the Company, which she may have obtained while in the employ of the Company, relating to any customers, customer lists, methods of distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, formulas, plans or techniques, research, trade secrets, or know how of the Company.

2.                                       Return of Records.  All records, documents, software, computer disks, and any other form of information relating to the business of the Company, which are or were prepared or created by Executive, or which may or did come into her possession during the term of her employment with the Company, including any and all copies thereof, shall be returned to the Company, or as the case may be, shall remain in the possession of the Company, upon termination of employment for any reason.

3.                                       Future Employment.  Nothing in this section shall limit the Executive’s right to carry Executive’s accumulated career knowledge and professional skills to any future employment, subject to the specific limitations of the foregoing provisions of this section and the covenants set forth below.

C.                                     Non-Competition.

1.                                       Scope of Operations.  The parties hereto acknowledge that the Company’s operations are within the continental United States, and that it conducts business throughout the continental United States, thus, the Company’s need for protection against unfair competition is throughout the continental United States.

2.                                       Covenant Not To Compete.  Executive agrees that she will not, during the term of this Agreement and for a period of six (6) months after her employment with the Company has terminated:

i.                                          engage directly or indirectly, for her own personal benefit or the benefit of any person or entity other than the Company, which would result in direct competition with the Company, anywhere in the continental United States; or

ii.                                       develop, promote, invest in, provide financing for, be employed by, or operate any business on her own behalf, or for any other person or entity, which would result in direct competition with the Company, or, assist any other person in doing so.

iii.                                    For the purposes of this Section 12C the phrase “direct competition” shall mean employment with a restaurant or chain providing family steaks and/or buffet.

D.                                    Termination Without Cause.  It is understood and agreed that in the event the Company terminates Executive’s employment without Cause, Section 12C hereof shall be null and void.  Notwithstanding the foregoing provision, however, if Executive’s employment is terminated under circumstances which entitle her to receive the payments and benefits provided in Section 6 of this Agreement, then in such event, the provisions of Section 12C hereof shall remain in full force and effect.

E.                                      Judicial Modification.  In the event that any court of law or equity shall consider or hold any aspect of this Section 12 to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspects of this section so found may be reduced, reformed or modified by appropriate order of the court, and shall thereafter continue, as so modified, in full force and effect.

F.                                      Injunctive Relief.  The parties hereto acknowledge that the remedies at law for breach of this section will be inadequate, and the Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein shall be construed as prohibiting the Company from pursing any other remedies available for such breach or threatened breach, including the recovery of damages from Executive.

13.          Exclusivity of Services.

Executive agrees that her employment with the Company will be full time, and that she will devote her best efforts and attention to the business of the Company.

14.          Applicable Law.  The validity and construction of this Agreement or any of its provisions shall be governed by and determined in accordance with the laws of the State of Virginia.

15.          Notices.  Any notice to be delivered under this Agreement shall be given in writing and delivered, personally, via telefax or similar electronic transmission, or by certified mail, postage prepaid, addressed to the Company or to Executive at its or his last known address.  Any such notice shall be deemed given when actually received by the party to whom the notice is directed.

16.          Survival.  The provisions of this agreement shall survive the termination of Executive’s employment.

17.          Review and Execution.  Executive acknowledges that she has read and understands all of the terms of this Agreement, that she is executing the Agreement voluntarily with full knowledge of its significance.

18.          Termination of Change in Control Agreement.  This Agreement replaces that certain Change in Control Agreement between Executive and the Company dated September 7, 2004, which is hereby terminated.

Western Sizzlin Corporation

By:	/s/ Sardar Biglari

Its:	Chairman and Chief Executive Officer

ROBYN B. MABE

/s/ Robyn B. Mabe